1996 Stock Option Plan Agreement for C. Robert Brenton

Brenton Banks, Inc.


Stock Option Agreement

Pursuant to the 1996 Stock Option Plan



Name:  C. Robert Brenton
"Participant"


This agreement certifies your receipt of an option grant under the Brenton Banks, Inc. 1996 Stock Option Plan. All aspects of this grant shall be governed by the terms and conditions of this agreement, in addition to those in the Plan document which has been given to you along with this agreement. The terms and conditions which apply to your option are contained in these documents.

This document shall constitute an agreement between you and Brenton Banks, Inc. only if a copy signed by you is received by Brenton Banks Inc.'s Compensation Committee within ninety days of the date of this agreement. By signing this agreement, you acknowledge receipt of the Plan document and acceptance and agreement with all terms and conditions of the option grant and the Plan document.

The Company and Participant acknowledge that the purpose of the grant of the option is designed to align the interests of the Company's stockholders and Participant through the Participant's ownership of the stock acquired through the exercise of the options.

The Participant represents and warrants that they are bona fide residents of the State of Iowa.


ACCEPTED and AGREED:          Brenton Banks, Inc.


                              _________________________________
                              Robert L. DeMeulenaere, President


_____________________ _______    ______________________ _______
Participant             Date     Chairman--Compensation Date
                                 Committee of the Board

Stock Option Agreement
Terms and Conditions

Number of Shares:  20,000         Option Price:  $24.375

Date of Grant:     Sept. 12, 1996 Expiration Date:  Oct. 12, 2006

Vesting: The Option becomes vested and may be exercised upon the earlier of 9 1/2 years after grant or upon and to the extent that the achievement of the Cumulative Net Income Goals as specified below:

The Cumulative Net Income Goals of the Company are as set forth in Table 1 below. The Cumulative Net Income of the Company (hereinafter the "CNI") through each of the dates listed in Table
1 below shall mean the sum of the Company's Annual Net Income as reported in the Company's Audited Financial Statements for each of the years beginning January 1, 1996 through such dates. To the extent that the Company fails to obtain the minimum CNI designated for any performance period, no options shall become vested. To the extent that CNI meets or exceeds the minimum CNI designated for any performance period the amount of options vested shall be proportionately equal to the amount that CNI exceeds the minimum to the maximum set forth on Table 1. To the extent that the CNI exceeds the maximum designated for any performance period, no additional options in excess of the maximum shall vest. The amount of shares vested throughout the term of the Option shall not exceed the total number of Option shares granted. Once Option shares are vested, such shares shall remain vested in subsequent years notwithstanding the failure to meet subsequent performance criteria. Notwithstanding the foregoing, no fractional shares shall be required to be issued by the Company. Options shall become vested upon certification by the Company's accountants of the Company's Annual Net Income and the certification of CNI by the Compensation Committee.

TABLE 1:

% Total       Cumulative Net Income (000) Starting 1/1/96 Through
Vested            12/31/98        12/31/99       12/31/00
100%                  --             --          $93,900
75%                   --             --           89,486
67%                   --          $70,900         88,073
50%                   --           67,737         85,071
33%                $50,000         64,574           --
25%                 45,940           --             --
 0%                   --             --             --

Treatment Upon Termination: In the case of the Participant's termination of employment from the Company, any of its subsidiaries or joint ventures, the Options granted herein shall terminate as provided in Table 2, below. For purposes of this Agreement, "Termination for Cause" shall mean termination of employment for theft or misappropriation of company's funds/assets, or the Participant's conviction of a felony. Disability shall mean a Participant who is disabled as defined under the Company's Disability Plan, if any, or under the Social Security Rules.

TABLE 2:

                          Treatment of        Post-Termination
Reason for Termination   Unvested Options     Exercise Period
Termination for cause    All forfeited        None

Voluntary quit or        All forfeited        90 days
involuntary for any
reason other than for
cause

Death or disability      Prorata vesting      Remainder of option
                         over five years      period
                         based on actual
                         service since date
                         of grant

Retirement from the      Prorated vesting     Remainder of option
Board of Directors at    based on actual      period
or after age 65 or,      service since date
with Committee consent,  of grant through
retirement prior to      nine years and
age 65                   six (6) months

Retirement from the      All forfeited        Ninety days
Board of Directors
prior to age 65 without
Committee consent

Change in Control: Upon a Change in Control of the Company, unvested options become vested depending on when the Change in Control occurs. Upon a Change in Control Options granted hereunder, to the extent not previously vested, shall become vested to the extent set forth in Table 3. The amount vested upon a Change in Control shall be determined by multiplying the percentage set forth across from the year in which the Change in Control occurs by the total number of unvested Options shares granted herein.

TABLE 3:

In 1996   --  0% vesting   In 1998               --  75% vesting
In 1997   -- 50% vesting   In 1999 or thereafter -- 100% vesting

Committee Discretion: The Participant and Company acknowledge that a material acquisition or divestiture of a business activity or business unit (by merger, stock swap or other similar transactions) by the Company may be a material change in the operations of the Company that may justify an amendment to the performance vesting schedule set forth in Table 1. The Participant and Company agree that in such an event the Compensation Committee shall have the right to make an appropriate adjustment to Table 1, as determined in the good faith judgment of the Compensation Committee, provided that any adjustment shall only be made prospectively and shall be made within 120 days of the consummation of the transaction which justifies the amendment.

Change in Duties or Position of Participant: So long as the holder of an Option shall continue to be a Participant of the Company or one or more of its subsidiaries his Option shall not be affected by any change of duties or position.